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                                                                   EXHIBIT 99(a)



[AVISTA CORP. LOGO]



                                                                    NEWS RELEASE
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CONTACT:    Media:  Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
            Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com






                                                       FOR IMMEDIATE RELEASE:
                                                       September 24, 2001
                                                       10:30 p.m. EDT

           AVISTA RECEIVES APPROVAL FOR 25 PERCENT ELECTRIC SURCHARGE COMMISSION ACTION WILL ALLOW AVISTA TO BEGIN RECOVERY OF EXTRAORDINARY COSTS

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) today received approval by the Washington Utilities and Transportation Commission (WUTC) to implement a 25 percent electric rate surcharge. Cash generated by the surcharge will be used to help offset the extraordinary cost of electricity the company has purchased to serve its customers. The surcharge will be in effect from Oct. 1, 2001, through Dec. 31, 2002.

        Gary G. Ely, Avista Corp. chairman, president and chief executive officer, said the WUTC order allows Avista to move forward. "The commission clearly stated its intent when it said, '...to the extent it is within our reasonable powers, we will not let Avista fail financially as a result of the extraordinary hydropower and wholesale power market conditions it has faced during recent periods.' Our company still faces significant financial and operating challenges, but this order tends to balance the difficult circumstances both Avista and our customers face. It is an important step toward overcoming those challenges."

        In the 15 months ending Sept. 30, Avista will have spent over $190 million for electric energy to serve its customers in Washington. Until today's order by the WUTC, Avista had not been able to recover any of these costs through customer rates. This order will allow recovery of $125 million, including some $71 million in cash by the end of 2002. The commission order will also allow Avista the opportunity to request recovery of the additional amounts in the future.

        The commission order specifies that Avista will file a general rate case in December. In that filing, the company intends to continue its dialogue with the commission on issues that are still unresolved. These include ongoing deferrals, prudence and recovery of extraordinary power costs.

                                     -more-

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PAGE TWO: AVISTA RECEIVES APPROVAL FOR 25 PERCENT ELECTRIC SURCHARGE

        "With its order, the commission has recognized the gravity of our financial situation as well as the unprecedented energy market conditions and record low hydroelectric generation that prompted our surcharge request," said Jon E. Eliassen, Avista Corp. senior vice president and chief financial officer. "It appears that the order will provide us with the opportunity to begin to address our financial challenges while continuing to supply customers with reliable service."

        Eliassen said that while the approved surcharge is smaller than the company's request of 36.9 percent, it will allow the company to begin financial recovery.

        "This rate relief is a key step toward restoring Avista's financial health. The order will help support our present credit ratings and will help us continue to access operating capital. Cash recovery will take longer to accomplish than we had hoped; however, we believe financial institutions will recognize this as a positive step and that there is a mechanism in place that allows us to recover the legitimate costs incurred by our company to purchase energy for use by our customers," Eliassen said.

        The surcharge is subject to refund and will be partially offset by a 7.7 percent credit from an exchange agreement for residential and small farm customers arranged by Avista with the Bonneville Power Administration. Residential bills for a Washington customer using an average 1,000 kilowatt-hours of electricity would increase by $7.85 per month.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista's affiliates include Avista Utilities, a company operating division that provides electric and natural gas service to customers in four western states. Non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

      This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001.

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